Exhibit 3.6

OPERATING AGREEMENT

OF

AFTON CHEMICAL INTANGIBLES LLC

This OPERATING AGREEMENT (this “Agreement”), dated as of the 17th day of June, 2004, has been entered into by Ethyl Corporation, a Virginia corporation (the “Member”).

1. Name, Business, Address and Registered Agent.

(a) The Member hereby creates, under the name of “Afton Chemical Intangibles LLC,” a limited liability company (the “Company”) under the Virginia Limited Liability Company Act (the “Act”), for the purpose of engaging in any business of any kind necessary to, in connection with, related to or incidental to such purposes as the Member shall from time to time deem desirable.

(b) The principal office of the Company shall be at 330 South Fourth Street, Richmond, Virginia 23219, or such other place as the Member may from time to time designate.

(c) The initial registered office of the Company for purposes of the Act shall be at 330 South Fourth Street, Richmond, Virginia 23219. The initial registered agent of the Company for purposes of the Act shall be M. Rudolph West, whose business office is identical to the Company’s registered office.

2. Member.

(a) The initial Member is Ethyl Corporation.

(b) Upon the assignment by the initial Member of its entire Membership Interest (as defined herein) to Ethyl Petroleum Additives, Inc., a Delaware corporation to be renamed Afton Chemical Corporation (“EPAI”), EPAI shall become the sole Member without any further action by Ethyl, EPAI or the Company. Thereafter, the term “Member” as used herein will refer to EPAI.

(c) The sole responsibility for managing the business and affairs of the Company, except as otherwise provided herein or in the Act, shall be vested in the Member. Except as expressly provided herein, voting power shall be vested solely in the Member, and all matters requiring a vote pursuant to this Agreement or the Act shall be determined by the vote of the Member.

3. Managers.

(a) The sole responsibility for managing the business and affairs of the Company, except as otherwise provided herein or in the Act, shall be vested in the managers of the Company (the “Managers”).

(b) The Member hereby designates C. S. Warren Huang and Marshall B. Nelson, as the Managers.

(c) Except as delegated to one or more officers pursuant to Section 4 below, the Managers shall have complete and exclusive control of the management of the Company’s business and affairs, and any Member who is not a Manager shall have no right to participate in the management of the conduct of the Company’s business and affairs nor any power or authority to act for or on behalf of the Company in any respect whatsoever. The Managers shall have the right, power, and authority on behalf of the Company and in its name to execute documents or other instruments and exercise all of the rights, powers, and authority of the Company under the Act; provided, however that no Manager may, without the unanimous approval of the Managers, (i) execute or deliver any instrument transferring or affecting any interest of the Company in real property or (ii) execute or deliver any instrument, or take any other action, outside the ordinary course of business. Third parties dealing with the Company shall be entitled to rely conclusively on the power and authority of the Managers as set forth herein.

4. Officers. The Managers may, but shall be under no obligation, from time to time delegate to one or more officers such authority and duties as the Managers may deem advisable. The Managers may assign titles (including, without limitation, President, Vice-President, Secretary and Treasurer) to any officer. Unless the Managers determine otherwise, if a title assigned to an officer is one commonly used for officers of a business corporation formed under Virginia law, the assignment of such title shall constitute the delegation to such officer of the authorities and duties that are customarily associated with that office, subject to any specific delegation of authorities and duties made pursuant to the first sentence of this Section. Any number of titles (except President and Vice-President) may be held by the same officer. Any delegation of authority and duties to an officer pursuant to this Section may be revoked at any time by the Managers, with or without cause.

5. Term. The term of the Company shall be perpetual, except that the Company shall be dissolved upon the first to occur of any of the following events:

(a) The election of the Member to dissolve and terminate the Company;

(b) The entry of a decree of judicial dissolution under § 13.1-1047 of the Act; or

(c) Automatic cancellation of the Company’s certificate of organization pursuant to § 13.1-1064 of the Act.

6. Capital. The Member may contribute such capital, in cash or other property, as it so chooses in its sole discretion. No capital contributions shall be required unless the Member consents thereto in writing.

7. Distributions. Any cash or other property of the Company not required for the operation of the Company shall be distributable to the Member at such times and in such amounts as determined by the Member.

8. Transferability of Interests. The Member may transfer, sell, assign, mortgage, grant a lien on, give or otherwise dispose of, whether voluntarily or by operation of law, at judicial sale or otherwise, all or any part of its interest in the Company (“Membership Interest”); provided, however, that (i) no transferee shall become a member without the consent of the transferor Member and (ii) there shall not at any time be more than one member until this Agreement is amended to provide generally (in addition to Section 11 hereof) for having more than one member.

9. Liquidation. Any net proceeds from the sale, exchange or other disposition (including a disposition pursuant to foreclosure or deed in lieu of foreclosure) of the assets of the Company following the dissolution of the Company shall be distributed to the Member.

10. Other Activities. The Member may engage in or possess any interest in another venture or business of any nature or description, independently or with others.

11. Tax Classification. The Member intends that the Company be disregarded for federal tax purposes as long as there is only one Member, and that if there is ever more than one Member or more than one owner of the Company as determined for federal income tax purposes, that the Company be classified as a partnership for federal income tax purposes and this Agreement shall be interpreted accordingly.

12. Limited Liability. No Member, Manager or officer of the Company shall have any personal obligation for any liabilities of the Company solely by reason of being a Member, Manager or officer of the Company, except as provided by law. No Member, Manager or officer of the Company shall have any liability to the Company arising out of a transaction, occurrence or course of conduct unless he, she or it has engaged in willful misconduct or a knowing violation of criminal law or has knowingly exceeded the authority granted by or pursuant to this Agreement.

13. Indemnification.

(a) The Company shall indemnify the Member, Manager or any officer of the Company (as such, an “Indemnified Party”) who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (a “Proceeding”), including a Proceeding brought on behalf of the Member, because such Indemnified Party is or was a Member, Manager or officer of the Company, or is or was serving at the request of the Company as a manager, director, trustee, partner or officer of another entity, against any liability and reasonable expenses (including reasonable attorneys’ fees) incurred by such Indemnified Party in connection with such Proceeding unless such Indemnified Party has engaged in willful misconduct or a knowing violation of the criminal law or has knowingly exceeded the authority granted by or pursuant to this Agreement, or unless such Proceeding is to enforce contractual obligations of a Member under this Agreement or otherwise. No amendment of this Section shall have any effect on the rights provided herein with respect to any act or omission occurring prior to such amendment.

(b) The Company shall make advances or reimbursements for reasonable expenses (including attorneys’ fees) incurred by any Indemnified Party claiming indemnification under this Section, unless it has been determined that such Indemnified Party is not entitled to indemnification because of a failure to meet the standards set forth in this Section. Such advances or reimbursements shall be conditioned upon receipt from the Indemnified Party claiming indemnification of a written undertaking to repay the amount of such advances or reimbursements if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(c) The determination that indemnification under this Section is permissible, and of the reasonableness of expenses and attorney’s fees, shall be determined by the Member. These determinations may be made before or after a claim for indemnification is made.

(d) No Indemnified Party shall be entitled to indemnification pursuant to this Section to the extent such Indemnified Party is entitled to indemnification by or from another person or entity, including an insurer.

(e) The Company may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Section.

14. No Third Party Beneficiary. No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make capital contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Member and the Company and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

ETHYL CORPORATION

By:	/s/ Thomas E. Gottwald
Name:	Thomas E. Gottwald
Title:	President

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